As filed with the Securities and Exchange Commission on May 6, 2014
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tecumseh Products Company

(Exact name of Registrant as specified in its charter)
Michigan	38-1093240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip code)

TECUMSEH PRODUCTS COMPANY 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

James J. Connor President, Chief Executive Officer and Secretary Tecumseh Products Company 5683 Hines Drive Ann Arbor, Michigan 48108 (734) 585-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Robert J. Krueger Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7452 (telephone) (313) 465-7453 (facsimile)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large accelerated filer  ☐    Accelerated filer  ☒ Non-accelerated filer  ☐ (Do not check if a smaller reporting company)    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value	1,800,000	$5.97	$10,746,000	$1,384.09

(1)
Represents common shares issuable under the Tecumseh Products Company 2014 Omnibus Incentive Plan (the “Plan”), approved by the registrant’s shareholders on April 30, 2014 and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($6.08) and low ($5.86) sales price for the Class A Common Stock of the registrant as quoted on the NASDAQ Global Market on April 30, 2014, a date within five business days prior to the date of filing of this registration statement. Effective May 2, 2014, pursuant to a recapitalization proposal approved by Tecumseh's shareholders, each outstanding share of Class A Common Stock was converted into one Common Share.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Tecumseh Products Company, a Michigan corporation (the “Registrant”), relating to 1,800,000 of its common shares, no par value (“Common Shares”), which have been reserved for issuance under the Plan to eligible employees and non-employee directors of the Registrant.
PART I
INFORMATION REQUIRED IN PROSPECTUS
The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents By Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 4, 2014, as amended by the Registrant’s Annual Report on Form 10‑K/A, filed with the Commission on March 5, 2014, and by the Registrant’s Annual Report on Form 10‑K/A, filed with the Commission on March 5, 2014;

(b)    The Registrant’s Current Reports on Form 8-K, dated January 20, 2014 and filed with the Commission on January 24, 2014, dated March 1, 2014 and filed with the Commission on March 4, 2014, dated March 4, 2014 and filed with the Commission on March 4, 2014, dated March 31, 2014 and filed with the Commission on April 4, 2014, and dated April 30, 2014 and filed with the Commission on April 30, 2014; and

(c)    The description of the Registrant’s Common Shares under the captions “Description of Common Shares” and "Existing Shareholder Protective Provisions" in the Company's definitive proxy statement/prospectus, dated March 21, 2014 in connection with its 2014 Annual Meeting of Shareholders and filed pursuant to Rule 424(b), relating to Amendment No. 2 to its Registration Statement on Form S-4 (file no. 333-193643) filed with the Commission on March 14, 2014 and declared effective March 21, 2014, and incorporated by reference in the Registrant’s Registration Statement on Form 8‑A, filed with the Commission on April 11, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s restated articles of incorporation, as amended, provide that, with specified exceptions, a director of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director.
Sections 561-571 of the Michigan Business Corporation Act (the “MBCA”), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the company’s or its shareholders’ best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Registrant’s or its shareholders’ best interests, except that no indemnification may be made if the person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees that are actually and reasonably incurred by him or her in connection with the proceedings.
The Registrant’s restated articles of incorporation, as amended, provide that the Registrant must indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant or is or was serving any other enterprise at the Registrant’s request. We have also entered into indemnification agreements with each of our directors in order to provide them with contractual assurances regarding the indemnification provisions set forth in our articles of incorporation and to provide additional procedural protections.
Under an insurance policy maintained by the Registrant, the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits, or proceedings and certain liabilities that might be imposed as a result of such claims, actions, suits, or proceedings that may be brought against them by reason of being or having been such directors and officers, including potential defense expenses and liabilities arising out of this Registration Statement, up to our policy limit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Form of stock certificate evidencing Common Shares (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S‑4 filed January 29, 2014, File No. 333‑193643)
4.2*	Form of Amended and Restated Articles of Incorporation of Tecumseh Products Company
4.3
Amended and Restated Bylaws of Tecumseh Products Company as amended through June 10, 2010 (incorporated by reference to Exhibit 3(ii) to Registrant’s Current Report on Form 8-K, dated June 29, 2010 and filed March 1, 2011, File No. 0-452)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1
Tecumseh Products Company 2014 Omnibus Incentive Plan (incorporated by reference to Annex C to the proxy statement/prospectus included in Amendment No. 2 to the Registrant’s Registration Statement on Form S‑4 filed March 14, 2014, File No. 333‑193643).

23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)
________
* Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such i ndemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated balance sheets of Tecumseh Products Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 included in the Tecumseh Products Company Annual Report on Form 10-K, as amended, for the year ended December 31, 2013, and incorporated by reference in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on May 6, 2014.

TECUMSEH PRODUCTS COMPANY

By:	/s/ JAMES J. CONNOR
James J. Connor,
President, Chief Executive Officer, Secretary and Director

POWER OF ATTORNEY
Each person whose signature appears below authorizes James J. Connor and Janice E. Stipp, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Tecumseh Products Company, and to file, any amendments (including post-effective amendments) to this Registration Statement, and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date of Signing

/s/ James J. Connor	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)	May 6, 2014
James J. Connor
/s/ Janice E. Stipp	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Principal Financial Officer)	May 6, 2014
Janice E. Stipp
/s/ Stephanie H. Boyse	Director	May 6, 2014
Stephanie H. Boyse
/s/ Gary L. Cowger	Director	May 6, 2014
Gary L. Cowger
/s/ Harold M. Karp	Director	May 6, 2014
Harold M. Karp
/s/ Terence C. Seikel	Director	May 6, 2014
Terence C. Seikel
/s/ Douglas M. Suliman, Jr.	Director	May 6, 2014
Douglas M. Suliman, Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of stock certificate evidencing Common Shares (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S‑4 filed January 29, 2014, File No. 333‑193643).
4.2*	Form of Amended and Restated Articles of Incorporation of Tecumseh Products Company
4.3
Amended and Restated Bylaws of Tecumseh Products Company as amended through June 10, 2010 (incorporated by reference to Exhibit 3(ii) to Registrant’s Current Report on Form 8-K, dated June 29, 2010 and filed March 1, 2011, File No. 0-452)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1
Tecumseh Products Company 2014 Omnibus Incentive Plan (incorporated by reference to Annex C to the proxy statement/prospectus included in Amendment No. 2 to the Registrant’s Registration Statement on Form S‑4 filed March 14, 2014, File No. 333‑193643).

23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)
________
* Filed herewith